SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934

[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   CHECKPOINT SYSTEMS, INC.
-----------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

-----------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
    determined:
-----------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------

(5) Total Fee paid:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: .....................................
(2) Form Schedule or Registration Statement No:..................
(3) Filing Party:................................................
(4) Date Filed:..................................................

                                     [LOGO]

                                 101 WOLF DRIVE
                                  P.O. BOX 188
                              THOROFARE, NJ 08086

                         ------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 22, 1998
                         ------------------------------

     The Annual Meeting of Shareholders (the "Meeting") of Checkpoint Systems, Inc. (the "Company") will be held on Wednesday, April 22, 1998, at 10:00 a.m., local time, at the Company's corporate headquarters located at 101 Wolf Drive, Thorofare, New Jersey 08086, for the following purposes:

          1. To elect two Class I directors to hold office until the 2001 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

          2. To transact such other business as may properly come before the Meeting.

     You are cordially invited to attend the Meeting in person. The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the Meeting. Only Shareholders of record at that date are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly. Should you decide to attend the Meeting in person, you may revoke your proxy at that time.


                                         NEIL D. AUSTIN
                                         Secretary

March 23, 1998

                            CHECKPOINT SYSTEMS, INC.
                                 101 WOLF DRIVE
                                  P.O. BOX 188
                              THOROFARE, NJ 08086

                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Checkpoint Systems, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Meeting") which will be held on the date, at the time and place and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice, the enclosed proxy and the Company's 1997 Annual Report, are first being sent to shareholders of the Company (the "Shareholders") on or about March 23, 1998.

     The Board of Directors does not presently intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the Class I directors.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, revocation of a proxy shall not affect any vote taken prior to such revocation.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

     At the close of business on March 13, 1998, the record date fixed for the determination of Shareholders entitled to notice of and to vote at the Meeting, there were outstanding 33,174,384 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock") outstanding, each entitled to one vote. There is no other class of voting securities outstanding. The presence at the Meeting, in person or by proxy, of at least a majority of the votes that all Shareholders are entitled to cast shall constitute a quorum for purposes of conducting business. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter ("Abstentions") or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the matter ("Broker Non-Votes"). The affirmative vote of a majority of the votes which all shareholders present are entitled to cast at the Annual Meeting of Shareholders is required to take action. For voting purposes, only shares voted for the adoption of a proposal or the election of directors, and neither Abstentions nor Broker Non-Votes, will be counted as voting in favor in determining whether a proposal is approved or a director is elected. As a consequence, Abstentions and Broker Non-Votes will have the same effect as votes against adoption of a proposal or the election of a director. In the election of the Class I directors, Shareholders entitled to vote do not have cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of March 13, 1998. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

                                                AMOUNT AND NATURE OF          PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP         COMMON STOCK
------------------------------------            --------------------         ------------
Crabbe Huson Group, Inc.(1)                          1,963,500                   5.78%
121 SW Morrison, Suite 1400
Portland, Oregon 97204

Westport Asset Management, Inc.(1)                   1,708,600                   5.05%
253 Riverside Avenue
Westport, Connecticut 06880

Merrill Lynch & Co., Inc.(1)                         1,703,800                   5.0%
250 Vesey Street
World Financial Center N. Tower
New York, NY 10281

------------------

(1) As reported on Schedules 13G filed with the Securities and Exchange Commission ("SEC") on: (i) February 2, 1998 in the case of Crabbe Huson Group, Inc.; (ii) February 19, 1998 in the case of Westport Asset Management, Inc.; and (iii) January 16, 1998 in the case of Merrill Lynch & Co., Inc.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information respecting the Common Stock of the Company beneficially owned by each director and nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers of the Company other than the Chief Executive Officer, and by the group consisting of such persons and the other executive officers as of March 2, 1998. Each of the persons named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated.

NAME AND ADDRESS OF                           AMOUNT AND NATURE OF           PERCENT OF
 BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP         COMMON STOCK(1)
-------------------                           --------------------         ---------------
Robert O. Aders                                       19,356(2)                  .06
Dr. Roger D. Blackwell                               103,566(3)                  .31
Richard J. Censits                                    49,000                     .15
David W. Clark, Jr.                                  134,306(4)                  .40
Dr. Elisa Margaona                                     4,519(5)                  .01
Raymond R. Martino                                    34,519(6)                  .01
Jermain B. Porter                                     45,356(7)                  .14
Albert E. Wolf                                     1,208,800(8)                 3.65
Kevin P. Dowd                                        425,266(9)                 1.28
Steven G. Selfridge                                  267,774(10)                 .81
William J. Reilly, Jr.                               164,231(11)                 .50
Michael E. Smith                                     140,169(12)                 .42
All Directors and Officers as a Group              3,134,167(13)                9.45
  (17 persons)

------------------

 (1) Unissued shares subject to options exercisable within 60 days of March 2, 1998 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned.

 (2) Includes 9,356 shares subject to currently exercisable options to purchase the Company's Common Stock and 10,000 shares purchased on behalf of Mr. Aders as sole trustee under the Robert O. Aders IRA IMA Rollover account. Excludes 2,015 shares owned by Mr. Aders wife as to which Mr. Aders disclaims beneficial ownership. All options reported herein and in the footnotes below are currently exercisable to purchase the Company's Common Stock (the "Options").

 (3) Includes 93,356 Options and 200 shares purchased on behalf of Dr. Blackwell as sole trustee under the Roger D. Blackwell Pension Plan.

 (4) Includes 69,356 Options.

 (5) Consists of 4,519 Options.

 (6) Includes 14,519 Options.

 (7) Includes 33,356 Options.

 (8) Includes 459,356 Options; 116,306 shares held in trust for Mr. Wolf in accordance with the Will of his late father, as to which Mr. Wolf is both a Trustee and income beneficiary and has sole voting power; and 99,688 shares in held trust for Mr. Wolf's children as to which Mr. Wolf's children are principal beneficiaries and Mr. Wolf is income beneficiary. Amount shown excludes 338,800 shares owned by Mr. Wolf's wife, for which Mr. Wolf disclaims beneficial ownership.

 (9) Includes 400,000 Options and 25,266 shares owned by Mr. Dowd, 5,266 shares of which are held by the custodian of the Company's Employees' Stock Purchase Plan ("ESPP").

(10) Includes 245,000 Options; 60 shares (30 shares each) which are held by each of Mr. Selfridge's two minor children, under the NJ Unif Tran Min Act; and 22,714 shares owned by Mr. Selfridge, 2,714 shares of which are held by the custodian of the ESPP.

(11) Includes 155,000 Options and 9,231 shares owned by Mr. Reilly, 4,831 shares of which are held by the custodian of the ESPP.

(12) Includes 135,000 Options and 5,169 shares held by the custodian of the ESPP.

(13) See footnotes 1-12 above. Total shown includes 20,541 shares held by the custodian of the ESPP.

                             ELECTION OF DIRECTORS

IDENTIFICATION OF THE DIRECTORS TO BE ELECTED

     At the Meeting, the Shareholders will elect two Class I directors to hold office until the 2001 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. The term of the Company's three Class I directors, Roger D. Blackwell, Richard J. Censits and Jermain B. Porter will expire at the Meeting. Pursuant to the Company's Amended and Restated By-Laws, a Director reaching age 70 is no longer qualified to stand for re-election; therefore, Mr. Porter will not stand for re-election. No successor is being named at this time.

     The Board of Directors has nominated Roger D. Blackwell and Richard J. Censits for election at the Meeting as the Company's Class I directors and Messrs. Blackwell and Censits have indicated their willingness to continue to serve as directors. If a nominee, at the time of his election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their judgment. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of Messrs. Blackwell and Censits. The Board of Directors recommends a vote "FOR" the election of these nominees

     The nominees for election as the Class I directors and the directors whose terms of office will continue after the Meeting, together with certain information about them, are as follows:

                             DIRECTOR    TERM
NAME                   AGE    SINCE     EXPIRES   POSITIONS WITH THE COMPANY
----                   ---   --------   -------   --------------------------
Robert O. Aders        71      1994      1999     Director
Roger D. Blackwell     58      1990      1998     Director(1)(2)
Richard J. Censits     60      1985      1998     Director(1)(3)
David W. Clark, Jr.    60      1982      1999     Director(1)(3)
Kevin P. Dowd          49      1995      2000     President, Chief Executive
                                                    Officer and Director
Elisa Margaona         68      1996      1999     Director
Raymond R. Martino     60      1996      2000     Director(2)
Albert E. Wolf         68      1969      2000     Chairman of the Board
                                                    and Director(3)

------------------
(1) Member of the Company's Audit Committee.
(2) Member of the Company's Compensation and Stock Option Committee.
(3) Member of the Company's Executive Committee.

PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS HELD BY EACH NOMINEE FOR DIRECTOR AND THE DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

     Mr. Aders has been Chairman of The Advisory Board, Inc., an international consulting organization since 1992. He is also President Emeritus and a member of the Board of Directors of Food Marketing Institute ("FMI"), where he served as Chief Executive Officer from the founding of FMI in 1976 until his retirement in 1993. Mr. Aders served as Acting Secretary of Labor during the Ford Administration, prior to which he was Chairman of the Board of The Kroger Co. Mr. Aders is a director of Telepanel Systems, Inc. and ICC Technologies, Inc.

     For more than the past five years, Dr. Blackwell has been a professor of marketing at Ohio State University and President of Roger Blackwell Associates, Inc., a consulting firm and a member of the Board of Directors of Max & Erma's, Restaurants, Inc. In February, 1992, Dr. Blackwell became a member of the Board of Directors of Worthington Foods, Inc. Dr. Blackwell joined the Board of Directors of Intimate Brands, Inc. in 1995. In 1996, Dr. Blackwell became a director of Abercrombie & Fitch, Airnet Systems; and Applied Industrial Technologies. Dr. Blackwell also serves as a Trustee of Flex-Funds.

     Mr. Censits is currently a business consultant. Mr. Censits was Chief Executive Officer and a member of the Board of Directors of MedQuist, Inc. (formerly Summit Health Group, Inc.) from 1987 until 1995, and Chairman from 1992 to 1995. Mr. Censits is currently a director of MedQuist, Inc. MedQuist provides electronic transcription information services to the health care industry nationwide. Mr. Censits was a director of EnergyNorth, Inc. from 1993 until February 1998, and is a Trustee of the University of Pennsylvania.

     Mr. Clark has been a managing director of Pryor & Clark, a company engaged in investments, since June, 1992. He served as President and Chief Operating Officer of Corcap, Inc. ("Corcap"), a company engaged in the manufacture of elastomer materials and components, from July, 1988 through June, 1992. From October, 1985 to July, 1988, Mr. Clark was the President and Chief Operating Officer of Lydall, Inc. ("Lydall"), a diversified manufacturing concern which manufactures industrial materials and components. Mr. Clark is a director of Acme United Corp., Corcap, CompuDyne Corporation and SS&C Technologies, Inc.

     Mr. Dowd has been President of the Company since August 1993, and was named Chief Executive Officer and a Director of the Company in January 1995. Mr. Dowd was also Chief Operating Officer from August 1993 to April 1997. Mr. Dowd was Executive Vice President of the Company from May 1992 to August 1993. Mr. Dowd was Executive Vice President -- Marketing, Sales and Service from April, 1989 to May, 1992 and Vice President of Sales from August 1988 to April, 1989. Mr. Dowd is a director of MAB Paints, Inc., C&D Technologies, Inc., and a board member of Holy Redeemer Health System, Inc. a not for profit organization.

     Dr. Margaona has been President and Chief Executive Officer of the Institute of Higher Studies and Research since 1982, President of MARESA since 1981 and President of the Certification Program for Retailing Managers since 1993. Dr. Margaona was founding President and Chief Executive Officer of ANTAD, National Retailers Association of Mexico from 1983 to 1990 and a director from 1990 to 1994; founding President of ALAS, Latin American Association of Supermarkets from 1986 to 1990; and an advisor to Food Marketing Institute International Advisory Board from 1993 to 1995. Dr. Margaona was appointed World Area Chair of the

International Council of Psychologists in 1996 and a board member of Catalina Marketing de Mexico in the same year.

     Mr. Martino has been Vice Chairman of and a consultant to Symbol Technologies, Inc. since October, 1994 and President from 1983 until October 1994.

     Mr. Wolf has been Chairman of the Board since April, 1986 and Chairman of the Executive Committee since October, 1994. Mr. Wolf served as Chief Executive Officer of the Company from April, 1972 to December, 1994, President of the Company from July, 1977 to April, 1986 and from July, 1991 through August, 1993, and a director of the Company since July, 1969. Mr. Wolf is a director of Lydall, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 4 regular and 2 special meetings during the past fiscal year. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which he/she served.

     The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and an Executive Committee. Messrs. Blackwell, Censits and Clark constitute the members of the Audit Committee; Messrs. Blackwell, Martino and Porter constituted the members of the Compensation and Stock Option Committee; and Messrs. Wolf, Censits and Clark constitute the members of the Executive Committee. The Audit Committee met twice during the last fiscal year with the Company's independent public accountants to discuss the scope and results of the annual audit and questions of accounting and tax policy. The Compensation and Stock Option Committee acted at various times during the last fiscal year to approve salaries and benefits and compensation arrangements for the Company's officers and to grant stock options. The Executive Committee, met four times during the year to consider strategic financing alternatives, acquisitions and long-range goals of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee (the "Committee") consisted of Messrs. Blackwell, Martino and Porter. None of the members of the Committee is or, during the last fiscal year was, an officer or employee of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

CASH, BONUS AND DEFERRED COMPENSATION

     The following table sets forth the total annual and long-term compensation paid by the Company for services in all capacities rendered during the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995 to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION              AWARDS
                                                           -----------------------         -------------
                                                           SALARY           BONUS          STOCK OPTIONS
NAME AND PRINCIPAL POSITION                   YEAR         ($)(1)          ($)(2)               (3)
---------------------------                   ----         -------         -------         -------------
Kevin P. Dowd                                 1997         387,787               0            200,000
  President, Chief Executive                  1996         374,980               0             50,000
  Officer and Director                        1995         331,770         150,000            200,000

Albert E. Wolf                                1997         324,000               0                  0
  Chairman of the Board                       1996         314,300               0                  0
                                              1995         314,300               0                  0

Steven G. Selfridge                           1997         244,939               0            100,000
  Executive Vice President and                1996         237,028               0             30,000
  Chief Operating Officer                     1995         201,287          90,000            210,000

William J. Reilly, Jr.                        1997         233,392               0            100,000
  Executive Vice President                    1996         217,801               0             30,000
                                              1995         200,937          90,000            150,000

Michael E. Smith                              1997         221,101               0            100,000
  Executive Vice President                    1996         213,916               0             30,000
                                              1995         184,494          90,000            150,000

------------------

(1) Amounts shown in the "Salary" column include payments to the Named Officers under the Company's Executive Supplemental Plan, a plan adopted in 1991 for those of its highly compensated officers who are excluded by Internal Revenue Service regulations from participating in the Company's 401(k) savings plans. Payments under the Executive Supplemental Plan were made to or for the benefit of the Named Officers as follows: Mr. Dowd: 1997 -- $33,988; 1996 -- $33,322; 1995 -- $30,293; Mr. Selfridge: 1997 -- $22,994;
    1996 -- $22,544; 1995 -- $19,347; Mr. Reilly: 1997 -- $20,615; 1996 --
    $19,690; 1995 -- $18,175; Mr. Smith: 1997 -- $19,569; 1996 -- $19,185; 1995
    -- $17,165. Amounts shown also reflect the Company's matching contribution under the Checkpoint Systems, Inc. Employee Stock Purchase Plan for each of the Named Officers for each year shown (other than Mr. Wolf) in the amount of $1,079 for 1997 and $884 for the years 1996 and 1995. Beginning in 1995 Mr. Wolf ceased participating in the Executive Supplemental Plan and the Employee Stock Purchase Plan.
(2) Bonus amounts were paid pursuant to the Company's Profit Incentive Plan, described under the caption "Compensation and Stock Option Committee Report on Executive Compensation."
(3) Options reflected in the "Awards/Stock Options" column reflect grants of options to purchase the Company's Common Stock under the Company's Stock Option Plan (1992) and its predecessor plans, described under the caption "Compensation and Stock Option Committee Report on Executive Compensation."

     The Company does not grant SARs or restricted stock to officers.

     The aggregate value of personal benefits received by each executive officer named in the foregoing table during the last fiscal year did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for the Named Officer in the "Salary" and "Bonus" columns of the Summary Compensation Table above and thus is not required to be disclosed.

STOCK OPTION AWARDS

     Set forth below is further information with respect to grants of stock options made during the fiscal year ended December 28, 1997 under the Checkpoint Systems, Inc. Stock Option Plan (1992) to the Named Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                   INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
--------------------------------------------------------------------------------------      ANNUAL RATES OF
                               NUMBER OF       % OF TOTAL                                     STOCK PRICE
                               SECURITIES     OPTIONS/SAR'S                                APPRECIATION FOR
                               UNDERLYING      GRANTED TO     EXERCISE OR                 OPTION TERM (2)(3)
                             OPTIONS/SAR'S    EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
NAME                         GRANTED (#)(1)    FISCAL YEAR      ($/SH)         DATE        5%($)      10%($)
----                         --------------   -------------   -----------   ----------   ---------   ---------
Kevin P. Dowd                     4,597          0.2919          21.75        01/14/07      62,880     159,350
                                 45,403          2.8835          21.75        07/14/07     660,436   1,697,810
                                 19,353          1.2291          15.50        07/25/07     198,747     509,791
                                130,647          8.2972          15.50        12/25/07   1,341,685   3,441,466

Steven G. Selfridge               4,597          0.2919          21.75        01/14/07      62,880     159,350
                                 20,403          1.2958          21.75        07/14/07     296,784     762,954
                                 19,353          1.2291          15.50        07/25/07     198,747     509,791
                                 55,647          3.5349          15.50        12/25/07     571,469   1,465,837

William J. Reilly, Jr.            4,597          0.2919          21.75        01/14/07      62,880     159,350
                                 20,403          1.2958          21.75        07/14/07     296,784     762,954
                                 19,353          1.2291          15.50        07/25/07     198,747     509,791
                                 55,647          3.5349          15.50        12/25/07     571,469   1,465,837

Michael E. Smith                  4,597          0.2919          21.75        01/14/07      62,880     159,350
                                 20,403          1.2958          21.75        07/14/07     296,784     762,954
                                 19,353          1.2291          15.50        07/25/07     198,747     509,791
                                 55,647          3.5349          15.50        12/25/07     571,469   1,465,837

------------------
(1) This table reflects options granted to the Named Officers listed above to purchase the Company's Common Stock. For each of the named officers granted options, the top figure reflects an incentive stock option ("ISO") and the bottom figure(s) reflect a grant which is not an ISO ("NSO"). Under the Checkpoint Systems, Inc. Stock Option Plan (1992) (the "Stock Option Plan"), options granted prior to July 23, 1997 are immediately exercisable (subject to a six-month holding requirement in the case of management subject to
    Section 16 of the Securities Exchange Act of 1934), the term of such options is generally ten years (in the case of an ISO), and ten years and six months (in the case of an NSO). In July 1997 the Compensation and Stock Option Committee declared that all options issued under the Company's Stock Option Plan 1992 on or after July 23, 1997 to persons with the title of vice president or above were to vest over a period of three years at a rate of 33% per year. Options issued to persons with a title other than vice president or above shall vest over a period of two years at a rate of 34% upon the first anniversary of the grant, 33% upon 18 months after the anniversary date; and 33% upon the second anniversary date.
(2) Represents gain that would be realized assuming the options were held until expiration and the stock price increased at compounded rates of 5% and 10% from the base price per share.
(3) The dollar amounts under these columns use the 5% and 10% rates of appreciation required by the Securities and Exchange Commission. This presentation is not intended to forecast possible future appreciation of the Company's Common Stock.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     Set forth below is information with respect to options exercised and unexercised as of the fiscal year ended December 28, 1997 for each of the Named Officers.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

                                                             NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING        VALUE OF UNEXERCISED
                         SHARES ACQUIRED ON                 UNEXERCISED           IN-THE-MONEY
                          EXERCISE OR WITH               OPTIONS/SAR'S AT        OPTIONS/SAR'S
                          RESPECT TO WHICH                 FY-END (#)(2)        AT FY-END ($)(3)
                           OPTION GRANTS                -------------------   --------------------
                             EXERCISED         VALUE       EXERCISABLE/           EXERCISABLE/
NAME                            (#)           ($)(1)       UNEXERCISABLE         UNEXERCISABLE
----                     ------------------   -------   -------------------   --------------------
Kevin P. Dowd                  20,000         119,374     400,000/150,000       1,856,250/84,375
Steven G. Selfidge             20,000          21,250     245,000/ 75,000         621,250/42,188
William J. Reilly, Jr.              0               0     155,000/ 75,000         430,000/42,188
Michael E. Smith                    0               0     135,000/ 75,000         312,000/42,188

------------------
(1) Represents the difference between the fair market value of the shares at the date of exercise and the exercise price multiplied by the number of shares acquired.
(2) The first number represents the number of exercisable but unexercised options; the second number represents the number of unexercisable options.
(3) The first number represents the value based upon the stock price at fiscal year-end of exercisable but unexercised options; the second number represents the value of unexercisable options.

COMPENSATION OF DIRECTORS

     In 1997, directors who were not employees of the Company received a $1,000 retainer each fiscal quarter, $2,000 for each regularly scheduled Meeting of the Board of Directors' attended. Members of the Executive Committee receive $1,000 for each Executive Committee meeting they attend. Directors who are employees of the Company do not receive any additional compensation for their service as directors.

     Each non-employee director may not receive an Option or Options under the Stock Option Plan (1992) for an aggregate of more than 10% of the Option or Options under the Stock Option Plan. Effective with the 1997 Shareholders' Meeting each non-employee director shall receive, upon his initial election as a director, and upon his subsequent reelection as a director, non-incentive stock options for 10,000 shares.

     Effective January 1, 1995, the Company entered into an agreement with Mr. Wolf. As compensation, Mr. Wolf will receive $530,014 per year for five years, of which $255,014 will be deferred annually. In addition, the Company will pay the sum of $125,000 in five equal installments of $25,000 each commencing January 1, 1995 to Mr. Wolf for his agreement not to compete.

     The Company entered into a consulting agreement on November 1, 1994 with The Advisory Board, Inc. a company owned by Robert O. Aders, a member of the Board of Directors. The Agreement, which expired on March 1, 1998 provided for a payment of $20,000 per quarter during the contract period. The Company paid $80,000 to The Advisory Board, Inc. for the year 1997.

     In July, 1997, the Company renewed for an additional term of two years the original Employment Agreements entered into on July 1, 1995, (each an "Agreement") with Messrs. Reilly, Selfridge and Smith. The Company entered into an Employment Agreement on July 1, 1995, with Mr. Dowd, who is also a Director of the Company. Mr. Dowd's Agreement is for a period of three years. Each Agreement provides that upon termination of employment in certain circumstances the executive would be entitled to severance pay of not less than twelve months of base salary and not more than eighteen months of base salary plus health insurance benefits during such period. A change-in-control of the Company (as defined in the Agreement) or a change in the responsibilities or duties of the executive could result in severance payments to the executive under the Agreement. Each Agreement provides for a two year non-compete period by the executive commencing upon the date of termination of employment from the Company.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors has furnished the following report on executive compensation:

GENERAL

     Under the supervision of the Compensation and Stock Option Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning the financial interests of the Company's senior management with those of its shareholders. In furtherance of these goals, and because the Committee believes that it is appropriate that senior management have a greater portion of their compensation at risk than other employees, annual cash base salaries of senior management are generally set somewhat below what the Committee (based on a review of various analytical data secured from outside consultants) believes to be salary levels paid to senior management of similar sized companies with comparable responsibilities. Annual base salary and longer term incentive compensation provide an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the shareholders. Both types of compensation are variable and are closely tied to the Company's performance in a manner that encourages a sharp and continuing focus on building revenue growth, long term profitability and shareholder value.

     In the early part of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, an annual compensation plan for each of the Company's senior executives (other than the Chief Executive Officer). This salary plan is developed by the Company's human resources staff based on a review of industry, peer group and national surveys of compensation levels, historical compensation policies of the Company, and, to a large extent, subjective judgments of the Committee relating to the past and expected future contributions, level of experience, leadership abilities and overall performance. In addition, the Committee is advised, from time to time upon request, by independent compensation consultants concerning compensation competitiveness.

     The Committee also reviews and fixes the base salary of the Chief Executive Officer based on a review of similar data and the Committee's subjective assessment of his past performance and its expectation as to his future contributions in leading the Company and its businesses. For 1997, Mr. Dowd's compensation was formulated by the Committee based on these factors and that continued advancements in technology and market penetration would be required in 1997 for the long-term benefit of the Company. Mr. Dowd's salary and incentive program was approved by unanimous vote of the Board of Directors (with Mr. Dowd abstaining). Mr. Dowd's base salary for the fiscal year 1997 was set at $343,000. Mr. Dowd was given the right to participate in the 1997 Bonus Plan (see below). Mr. Dowd's targeted percentage was 160% and adjusted based on earning per share growth. Mr. Dowd did not receive a payment under the 1997 Bonus Plan for the fiscal year 1997.

     Effective January 1, 1995, the Company entered into an agreement with A.E. Wolf, former Chief Executive Officer and current Chairman of the Board of Directors. Pursuant to the agreement, Mr. Wolf is to receive $530,014 annually for five years, of which $255,014 will be deferred annually. In addition, the Company will pay the sum of $125,000 in five equal installments of $25,000 each to Mr. Wolf for his agreement not to compete. Mr. Wolf did not participate in the 1997 Bonus Plan, discretionary bonus plan or the Stock Option Plan.

LONG TERM COMPENSATION

     In addition to salary, senior management of the Company has the potential to receive additional compensation from one of three possible sources: the Company's 1997 Bonus Plan, discretionary management bonuses and the Stock Option Plan.

     For 1997 the Board of Directors approved the 1997 Bonus Plan. The 1997 Bonus Plan provides for a Bonus Pool to be formed when earnings per share ("EPS") increases over a defined target. The Bonus Pool is then apportioned among four (4) groups of employees; corporate officers; vice presidents, middle management and front line employees. Each group has a targeted bonus percentage assigned which is adjusted, depending on the percentage increase or decrease over the targeted EPS growth. Other than for Messrs. Dowd, Selfridge, Reilly and Smith, whose bonuses are determined solely on the basis of financial performance of the Company, all participants will have a percentage of their bonuses determined by individual performance. No Bonus Pool will be formed unless 1997 EPS attains a specified level. The specified minimum target for EPS was not attained for the fiscal year 1997 and therefore no bonuses were paid. No discretionary bonuses were paid for the fiscal year 1997.

     In order to provide incentives to employees over the longer term, the Company maintains the Stock Option Plan (1992) ("Stock Option Plan"). At various times during the year, the Committee grants options to purchase the Company's Common Stock under the Stock Option Plan. Under the Stock Option Plan, as most recently approved by the Shareholders at the 1997 Annual Meeting of

Shareholders, the Committee has the authority to grant both incentive and non-incentive options to purchase the Company's Common Stock at an exercise price of at least 100% of the fair market value on the date of grant. All employees of the Company and its affiliates are eligible to receive awards of options thereunder; non-employee directors may only receive non-incentive options as set forth in the Stock Option Plan. The maximum number of shares available for option under the Plan from its inception is 12,000,000; 2,217,814 remain available for grant thereunder as of March 13, 1998. The Committee believes that the Stock Option Plan has been well-received by employees and directors as a way to attract and retain quality management and encourage them to strive for the long-term success of the Company.

     Stock option awards under the Stock Option Plan typically are granted annually, although several grants were made in 1997. In fixing the grants of stock options to the individual senior management group during 1997, including the Named Officers other than the Chief Executive Officer, the Committee reviewed with the Chief Executive Officer the recommended individual awards, taking into account such facts and subjective issues such as the respective scope of accountability, strategic and operational goals, performance requirements and anticipated contributions of each of the senior management group and information on previous awards under the Stock Option Plan. Any awards to the Chief Executive Officer are fixed separately by the Committee and are based, among other things, upon a subjective review of competitive compensation data from several surveys, data from selected peer companies, information regarding his total compensation and historical information regarding his long-term compensation awards as well as the Committee's subjective evaluation of his past and expected future contributions to the Company's achievement of long-term performance goals, including revenue and earnings growth.

     The Committee believes that its past grants of options and the Profit Incentive Plan have successfully focused the Company's senior management on building profitability and shareholder value.

                                          The foregoing report submitted by:

                                          Roger D. Blackwell
                                          Raymond R. Martino
                                          Jermain B. Porter

                                    [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                                   STOCK PERFORMANCE GRAPH
                           ----------------------------------------
                           1992   1993   1994   1995   1996   1997
                           ----------------------------------------
Checkpoint Company         100.0  66.2   114.7  219.9  283.8  189.8

NYSE/AMEX/NASDAQ
Stock Market Index         100.0  110.5  110.4  150.8  185.1  231.0

NYSE/AMEX/NASDAQ
Electronic Components
and Accessories Index      100.0  135.0  150.9  237.4  367.5  388.5


     Assumes $100 invested on December 24, 1992 in Checkpoint Systems, Inc. Common Stock, the Center for Research in Security Prices Index ("CRSP Index") for NYSE/AMEX/NASDAQ Stock Market, and the CRSP Index for NYSE/AMEX/NASDAQ Electronic Components and Accessories.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. ("Coopers"), the Company's independent certified public accountants for the fiscal year 1997, have been selected to continue for the fiscal year 1998. A representative of Coopers is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     In order for Shareholder proposals to be considered for inclusion in the Company's proxy materials for the next Annual Meeting of Shareholders, such proposals must be received by the Company no later than November 26, 1998.

                        COST OF SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries incurred in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company who will not be specifically compensated therefor, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO NEIL D. AUSTIN, SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.